EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                                                Media Contact:                                           Christopher White
April 22, 2009                                                                                                                           678.254.7442

                Investor Relations:                                       Jason Bewley
                                         407.318.5188

AirTran Holdings, Inc., Reports Record First Quarter Net Income of $28.7 Million

- Record First Quarter Operating Income of $47.7 Million -

- Company Earns Record Operating Income for Second Consecutive Quarter -

ORLANDO, Fla., April 22 /PRNewswire-FirstCall/ -- AirTran Holdings, Inc., (NYSE: AAI), the parent company of AirTran Airways, Inc., today reported record net income of $28.7 million or $0.21 per diluted share for the first quarter along with record operating income of $47.7 million. The Company also posted revenues of $542.0 million and achieved the highest first quarter load factor in Company history at 76.3 percent.

The combination of lower fuel prices, low costs, and quality service coupled with fleet and route network adjustments has resulted in the Company posting its best first quarter earnings in history. Total fuel costs for the quarter were down 50.5 percent year-over-year on a 7.2 percent reduction in capacity as measured by available seat miles (ASMs).

“Our ability to report a profit today is rooted in the difficult decisions we made last year. AirTran Airways was among the first airlines to react to the changing economic environment and we are among the first to show signs of recovery,” said Bob Fornaro, AirTran Airways’ chairman, president and chief executive officer. “Our Crew Members deserve much of the credit as they continue to provide a high-quality product to our customers seeking real value and we are pleased to have been recognized, for the second consecutive year, as first in quality among major carriers in 2008.”

During the first quarter, AirTran Airways expanded service in several markets that represented opportunities for significant traffic. Flights in Milwaukee have increased more than 50 percent year over year and more than 30 scheduled daily departures are planned for the Summer schedule. Additional flights and new cities were also added to the Orlando route network and AirTran Airways now has more than 60 peak day departures to 36 destinations from Orlando and is the second largest carrier to America’s top vacation destination.

“AirTran Airways’ ability to be nimble and responsive to changing market conditions is a tremendous competitive advantage. Increasing flights to and from Milwaukee and Orlando while redesigning our Atlanta hub schedule to make the network more efficient and productive are the latest examples of this capability,” said Kevin Healy, senior vice president of marketing and planning for AirTran Airways.

While the Company expanded to new markets and continued to offer high-value, friendly service, AirTran Airways remained sharply focused on continuing as the lowest cost producer among major airlines.

“While the weakening economy has begun to pressure prices throughout the airline sector, our industry leading, low-cost structure has allowed us to offset this challenge,” said Arne Haak, senior vice president of finance, treasurer and chief financial officer for AirTran Airways. “We are committed to maintaining our low cost advantage and expect to remain profitable every quarter this year despite the current economic environment.”

Other highlights of AirTran Airways' accomplishments in the first quarter and to date include:

•
Ranked #1 among all low-cost carriers for the second consecutive year in the Airline Quality Rating (www.aqr.aero). This is the fifth consecutive year AirTran ranked third or higher for quality among all U.S. carriers in this prestigious rating.

•	Chosen as Travelzoo's Best Provider of Domestic Air Fare Deals in 2009.
•	Announced service commencing in five new cities (Atlantic City, N.J., Allentown, Pa., Charleston, W.Va., Asheville, N.C., and Knoxville, Tenn.) and 14 new routes.
•	Partnered with the Milwaukee Brewers by establishing the AirTran Airways Landing Zone at Miller Park and by signing Milwaukee Brewers slugger Ryan Braun as the latest celebrity endorser.
•	Consolidated support operations including: customer service, inflight, recruiting, marketing and sales in AirTran’s new Atlanta Corporate Center.

AirTran Holdings, Inc. will conduct a conference call to discuss the quarter’s results today at 9:30 a.m. EDT.  A live broadcast of the conference call will be available via the Internet in the investor relations section at http://www.airtran.com.

AirTran Airways, a subsidiary of AirTran Holdings, Inc. (NYSE: AAI) and a Fortune 1000 company, has been ranked the number one low cost carrier in the Airline Quality Rating study for the past two years. The airline offers coast-to-coast flights on North America’s newest all-Boeing fleet, with Business Class and complimentary XM Satellite Radio on every flight.  To book a flight, visit http://www.airtran.com.

Editor's note: Statements regarding the Company's operational and financial success, business model, expectation about future success, improved operational performance and our ability to maintain or improve our low costs are forward-looking statements and are not historical facts. Instead, they are estimates or projections involving numerous risks or uncertainties, including but not limited to, consumer demand and acceptance of services offered by the Company, the Company's ability to maintain current cost levels, fare levels and actions by competitors, regulatory matters and general economic conditions. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's annual report on Form 10-K for the year ended December 31, 2008. The Company disclaims any obligation or duty to update or correct any of its forward-looking statements.

Media Contacts:  AirTran Airways:
                 Christopher White (Media)
                 678-254-7442

                 Jason Bewley (Investor Relations)
                 407-318-5188

AirTran Holdings, Inc.
Consolidated Statements of Operations
(In thousands, except per share data and statistical summary)
(Unaudited)

	Three Months Ended March 31,				Percent
	2009		2008		Change
Operating Revenues:
Passenger	$486,101		$566,429		(14.2)
Other	55,854		29,962		86.4
Total operating revenues	541,955		596,391		(9.1)
Operating Expenses:
Salaries, wages and benefits	117,948		118,907		(0.8)
Aircraft fuel	132,870		268,442		(50.5)
Aircraft rent	60,431		60,851		(0.7)
Distribution	20,215		22,539		(10.3)
Maintenance, materials and repairs	46,443		41,332		12.4
Landing fees and other rents	33,784		35,113		(3.8)
Aircraft insurance and security services	5,072		5,293		(4.2)
Marketing and advertising	11,361		11,468		(0.9)
Depreciation	14,117		13,348		5.8
Other operating	52,007		54,484		(4.5)
Total operating expenses	494,248		631,777		(21.8)
Operating Income (Loss)	47,707		(35,386)		—
Other (Income) Expense:
Interest income	(678)		(1,782)		(62.0)
Interest expense	21,230		20,452		3.8
Capitalized interest	(340)		(3,625)		(90.6)
Other	(322)		—		—
Net (gains) losses on derivative financial instruments	(890)		5,190		—
Other (income) expense, net	19,000		20,235		(6.1)
Income (Loss) Before Income Taxes	28,707		(55,621)		—
Income tax expense	—		(20,264)		—
Net Income (Loss)	$28,707		$(35,357)		—
Income (Loss) per Common Share
Basic	$0.24		$(0.38)		—
Diluted	$0.21		$(0.38)		—
Weighted-average Shares Outstanding
Basic	119,828		92,114		30.1
Diluted	138,084		92,114		49.9
Operating margin	8.8	percent	(5.9	)percent	14.7	pts.
Net margin	5.3	percent	(5.9	)percent	11.2	pts.
Net margin adjusted*	4.9	percent	(5.1	)percent	10.0	pts.

(continued on next page)

	Three Months Ended March 31,				Percent
	2009		2008		Change
First Quarter Statistical Summary:
Revenue passengers	5,344,683		5,718,319		(6.5)
Revenue passenger miles (000s)	4,086,181		4,347,399		(6.0)
Available seat miles (000s)	5,358,382		5,771,038		(7.2)
Passenger load factor	76.3	percent	75.3	percent	1.0	pts
Departures	58,959		63,570		(7.3)
Average stage length (miles)	727		724		0.4
Average fare	$90.95		$99.06		(8.2)
Average yield per RPM	11.90	cents	13.03	cents	(8.7)
Passenger revenue per ASM	9.07	cents	9.82	cents	(7.6)
Total revenue per ASM	10.11	cents	10.33	cents	(2.1)
Operating cost per ASM	9.22	cents	10.95	cents	(15.8)
Operating cost per ASM adjusted*	9.21	cents	10.95	cents	(15.9)
Non-fuel operating cost per ASM	6.74	cents	6.30	cents	7.0
Non-fuel operating cost per ASM adjusted*	6.73	cents	6.30	cents	6.8
Average cost of aircraft fuel per gallon	$1.59		$3.00		(47.0)
Average economic cost of aircraft fuel per gallon	$1.62		$3.00		(46.0)
Gallons of fuel burned	83,352,262		89,605,101		(7.0)
Operating aircraft in fleet at end of period	136		140		(2.9)
Average daily aircraft utilization (hours)	10.6		10.9		(2.8)
Full-time equivalent employees at end of period	7,850		8,282		(5.2)

* Statistical calculations for 2009 and 2008, on an adjusted basis, exclude gains and losses as detailed in the attached Reconciliation of
GAAP Financial Information to Non-GAAP Financial Information. Our first quarter 2008 financial data has been restated to reflect   the required retrospective application of our adoption of Financial Accounting Standards Board Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement). The restatement resulted in a $159 thousand and $544 thousand increase to operating loss and net loss, respectively.

   Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

Three Months Ended March 31, 2009 and 2008

We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). Within our press release, we make reference to certain non-GAAP financial measures including net margin. Our disclosures may also exclude special or non-recurring items that we believe should be taken into consideration to more accurately measure and monitor our operating performance. Our disclosure of non-fuel operating cost per available seat mile (non-fuel CASM) is consistent with financial measures reported by other airlines and analysts. We believe that non-fuel CASM and non-fuel CASM, adjusted, provide a useful understanding of our operations. Both the cost and availability of fuel are subject to many economic and political factors and are therefore beyond our control.  Our press release also contains information regarding the components of GAAP fuel expense and net gains and losses on derivative financial instruments.  These amounts have been included as supplemental information.

We disclose both the average fuel cost per gallon and the average economic fuel cost per gallon. Average fuel cost per gallon is based on fuel expense as measured by GAAP and includes realized gains and losses on fuel related derivative instruments, which are accounted for as hedges. Average economic fuel cost per gallon includes realized gains and losses on all fuel related derivative instruments, including those which were not accounted for as hedges, but does not include unrealized gains and losses recognized under GAAP.

We consider our fuel derivative contracts an important tool in managing costs related to jet fuel purchases. We believe it is important to assess our financial performances by including the effect of the net cash settlements and excluding the mark-to-market adjustments for our unrealized gains and losses recorded in the income statement for contracts settling in future periods.

We believe that these measures represent important internal measures of performance. Accordingly, where these non-GAAP measures are provided, it is done so that investors have the same financial data that management uses in evaluating performance with the belief that it will assist the investment community in assessing our underlying performance on a year-over-year and a quarter-over-quarter basis. However, because these measures are not determined in accordance with accounting principles generally accepted in the United States, such measures are susceptible to varying calculations and not all companies calculate the measures in the same manner. As a result, the aforementioned measures as presented may not be directly comparable to similarly titled measures presented by other companies. The non-GAAP measures are presented as supplemental information and not as alternatives to any GAAP measurements.

Dollars in thousands, unless otherwise noted	Three months ended March 31,
	2009	2008
The following table calculates net margin, adjusted:
Net income (loss)	$28,707	$(35,357)
Less:
Loss on asset disposition	(922)	—
Gain on debt extinguishment	322	—
Unrealized gains (losses) on derivative financial instruments	2,963	(5,190)
Net income (loss), adjusted	$26,344	$(30,167)
Total operating revenues	$541,955	$596,391
Net margin, adjusted	4.9%	(5.1	) %
The following table calculates operating cost per ASM, adjusted:
Total operating expenses	$494,248	$631,777
Less: loss on asset disposition	(922)	—
Operating expenses, adjusted	$493,326	$631,777
ASMs (000)	5,358,382	5,771,038
Operating cost per ASM (cents), adjusted	9.21	10.95
The following table calculates non-fuel operating cost per ASM and non-fuel operating cost per ASM, adjusted:
Total operating expenses	$494,248	$631,777
Less: aircraft fuel	(132,870)	(268,442)
Operating expenses, adjusted	$361,378	$363,335
ASMs (000)	5,358,382	5,771,038
Non-fuel operating cost per ASM (cents)	6.74	6.30
Total operating expenses	$494,248	$631,777
Less: aircraft fuel	(132,870)	(268,442)
Less: loss on asset disposition	(922)	—
Non-fuel operating cost, adjusted	$360,456	$363,335
ASMs (000)	5,358,382	5,771,038
Non-fuel operating cost per ASM (cents), adjusted	6.73	6.30
The following table provides detail of certain components of aircraft fuel expense and calculates average economic cost of aircraft fuel per gallon:
Aircraft fuel expense per GAAP	$132,870	$268,442
Realized losses on derivatives that do not qualify for hedge accounting, recorded in net	2,073	—
(gains) losses on derivative financial instruments
Economic fuel expense	$134,943	$268,442
Gallons of fuel burned	83,352,262	89,605,101
Economic cost of aircraft fuel per gallon (dollars)	$1.62	$3.00
The following table calculates diluted earnings per share, adjusted for the three months ended March 31, 2009:
Net income	$28,707
Less:
Loss on asset disposition	(922)
Gain on debt extinguishment	322
Unrealized gains on derivative financial instruments	2,963
Net income, adjusted	$26,344
Plus income effect of assumed conversion-interest on convertible debt	956
Income after assumed conversion, diluted	$27,300
Adjusted weighted-average shares outstanding, diluted	138,084
Diluted earnings per share, adjusted	$0.20

COMPANY ESTIMATES/FORWARD LOOKING STATEMENTS

The following table contains our year-over-year capacity projection for the remainder of 2009:

Period	Forecasted ASM’s
Q2 2009	Down 7%
Q3 2009	Down 1% to 2%
Q4 2009	Flat to Up 2%
2009 - Full Year	Down 3% to 4%

The following table contains our year-over-year projections for Q2 2009 total unit revenues, non-fuel operating unit costs, and average cost per gallon of fuel, all in:

Q2 Projection
Total unit revenue per ASM	Down 2% to 4%
Non-fuel unit operating cost per ASM	Up 8 1/2% to 9 1/2%
Average cost per gallon of fuel, all-in	$1.75 to $1.80